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                                                                   EXHIBIT 10.17

                               GRANT PRIDECO, INC.
                     DST DISTRIBUTORS OF STEEL TUBES LIMITED

                       MASTER TECHNOLOGY LICENSE AGREEMENT


         [***] Denotes information intentionally omitted pursuant to a confidential information treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

         This Agreement dated as of June 19, 1998, is by and between Grant Prideco, Inc., a corporation organized and existing under the laws of Delaware, U.S.A., having its principal place of business at 363 North Sam Houston Parkway East, Suite 1660, Houston, Texas 77060-2409, U.S.A. (hereinafter "GRANT"), and DST Distributors of Steel Tubes Limited, a corporation organized and existing under the laws of Princedom of Liechtenstein, having its offices at Prafadant 11 949 Vaduz, Princedom of Lichtenstein (hereinafter "LICENSEE"):

         WHEREAS, Grant is the owner of various U.S. and foreign patents described on Schedule "A" hereto (the "GRANT PATENTS") and has the right to license technical information and know-how, in each case, relating to the Threading and Reconstruction of Atlas Bradford Oil Field Connections for Products and Accessory Equipment (the "TECHNOLOGY");

         WHEREAS, Grant is the owner of and has the right to license certain trademarks, commercial names and other such designations listed in Schedule "B" to this Agreement used in connection with the manufacture and sale of Atlas Bradford Connections (hereinafter "LICENSED TRADEMARKS");

         WHEREAS, Licensee is a company jointly owned by Dalmine S.p.A.("DALMINE"), Siderca S.A. ("SIDERCA"), and Tubos de Acero de Mexico ("TAMSA"), all of which are major producers of seamless steel pipe for the oil and gas drilling industry, highly recognized suppliers of oil country tubular goods and services to major oil companies, who have developed proprietary products besides production of API and API Plus tubular goods and threads, and have several premium connection licenses from third parties and affiliated companies;

         WHEREAS, Siderca currently possesses only short term rights regarding Technology and Licensee, on behalf of its Affiliates, is desirous of obtaining Technology, Patents and Trademark licenses on a long term basis and receiving Technical Assistance from Grant for use by its Affiliates and other Sub-Licensees in order to supply its customers with a more predictable and complete range of oil country tubular good (OCTG) products; and

         WHEREAS, Grant is willing to grant technology, patent and trademark licenses and to provide technical assistance to Licensee under certain conditions;

         NOW THEREFORE, in consideration of the premises and of the covenants and undertakings of the parties herein below, the sufficiency of which is hereby acknowledged, Grant and Licensee agree as follows:


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                             ARTICLE 1. DEFINITIONS

         Unless otherwise defined or the context otherwise requires, capitalized terms shall have the meanings ascribed to them in Schedule "C".

                               ARTICLE 2. LICENSE

SECTION 2.1 GRANT OF LICENSE BY GRANT

         Grant hereby grants to Licensee, subject to the terms of this Agreement, the following licenses:

         (a) An exclusive license (with the right to sub-license as provided herein) under Technology and Patents to Thread, Reconstruct and to sell Atlas Bradford Oil Field Connections on (i) full length carbon steel Products having 9% or less Cr in the Exclusive Territory and (ii) full length Products of all grades in Mexico and its offshore waters and territories.

         (b) A non-exclusive license (with the right to sub-license as provided herein) under Technology and Patents to Thread, Reconstruct and to sell Atlas Bradford Oil Field Connections on full length Products of all grades in the Non-Exclusive Territory (it being understood that the non-exclusive nature of this license does not render non-exclusive the license granted under Section 2.1(a)).

         (c) An exclusive license (with the right to sub-license as provided herein) under Technology and Patents to Thread, Reconstruct and sell Accessory Equipment with Atlas Bradford Connections (i) of carbon steel of 9% or less Cr in the Exclusive Territory and (ii) of all grades in Mexico and its offshore waters and territories.

         (d) A non-exclusive license (with the right to sub-license as provided herein) under Technology and Patents to Thread and Reconstruct Accessory Equipment with Atlas Bradford Connections and to sell Atlas Bradford Connections on Accessory Equipment of all grades in the Non-Exclusive Territory (it being understood that the non-exclusive nature of this license does not render non-exclusive the license granted under Section 2.1(c)).

         (e) A non-exclusive license to use Trademarks in association with Atlas Bradford Oil Field Connections on Products and Accessory Equipment that have been Threaded or Reconstructed and sold by Licensee or its Sub-Licensees pursuant to this Agreement.



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         Schedule 2.1 sets forth in summary form the licenses granted by this
Agreement.

SECTION 2.2  RESTRICTED USE

         (a) Licensee and its Sub-Licensees shall have no right or license to use Technology, Patents or Trademarks for any purpose other than the Threading, Reconstruction, use and sale of Atlas Bradford Oil Field Connections on Products and Accessory Equipment in strict accord with the terms and conditions of this Agreement. Licensee shall also restrict its customers (other than end users who may purchase Products and Accessory Equipment for their use) from reselling in the Grant Territory (other than Canada) or for use in the Grant Territory (other than Canada) Products or Accessory Equipment that has been Threaded, Reconstructed or sold by Licensee or its Sub-Licensees.

         (b) Licensee and its Sub-Licensees shall notify its distributors, agents and significant international customers that (i) Grant has granted Licensee the exclusive licenses to the Atlas Bradford Connections contemplated under this Agreement, but has retained its rights to the Atlas Bradford Connections in the Grant Territory, (ii) except for customers who are end users who are purchasing for their own use, no Products Threaded with Atlas Bradford Oil Field Connections sold or provided by Licensee or its Sub-Licensees may be resold or used in the Grant Territory (other than Canada), (iii) if the customer desires Atlas Bradford Oil Field Connections for use in the Grant Territory (except Canada), Licensee recommends that it should seek those Connections from Grant and (iv) if the customer who is an end user purchases any Atlas Bradford Oil Field Connections for ultimate use in the Grant Territory (except Canada), the customer is requested by Licensee to advise Licensee of the sale or use. Licensee and Grant further agree that while Licensee will not make any sale of a Product with an Atlas Bradford Oil Field Connection to a customer that is an end user if it has actual knowledge that the sale to the end user of the Atlas Bradford Oil Field Connection is specifically intended to be resold or used in the Grant Territory (except Canada), neither Licensee nor any of its Affiliates or Sub-Licensees shall be required to make prior inquiry from a customer that is an end user of the Product or Accessory Equipment and not engaged in the resell or distribution of Products or Accessory Equipment regarding any order received by it with respect to the territory in which the Atlas Bradford Connection is to be sold or used and may rely solely on the purchase order and other communications received at the time the order is placed. Licensee and its Sub-Licensees further shall not be deemed to have actual knowledge that an order is for sale in or use in the Grant Territory (except Canada) solely by reason of Grant advising Licensee that it believes the order is for sale in or use in the Grant Territory (except Canada).

         (c) Licensee and its Sub-Licensees shall have no rights to Thread or Reconstruct Connections on Products or Accessory Equipment or to sell or ship Atlas Bradford Oil Field Connections on Products or Accessory Equipment incorporating Technology, Patents or Trademarks to persons located in the United States or its offshore waters or territories or any country or other location in which it would be unlawful for a licensee of Grant to do so or for which an export license is required by any applicable governmental entity absent the receipt of such license or any applicable governmental approvals. Upon Licensee's request, Grant shall, at Licensee's sole cost, give reasonable assistance to support Licensee's efforts to obtain any required approvals.



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         (d ) In recognition of the licenses being granted to Licensee hereunder and Licensee's rights in the Exclusive Territory, Grant agrees that after the Effective Date and during the term of this Agreement neither it nor any of its Affiliates will quote or sell for delivery or use in the Exclusive Territory any Atlas Bradford Oil Field Connections on Products of carbon steel having 9% or less Cr except as expressly permitted herein.

         (e) In recognition of the rights to the Technology and Patents being retained by Grant and its Affiliates in the Grant Territory, Licensee agrees that except as expressly permitted under Section 2.2(b), neither it nor any of its Affiliates will quote or sell for delivery or use in the United States of America or its offshore waters or territories any Atlas Bradford Oil Field Connections on any Products.

SECTION 2.3 EXTENT OF EXCLUSIVE LICENSES

         The licenses granted hereunder shall not restrict or prohibit the following:

         (a) Subject to Section 17.1 the rights of any existing licensee of Grant to use Technology, Patents or Trademarks.

         (b) The use or resale within the Territories of Atlas Bradford Connections on Products or Accessory Equipment sold by Grant or its licensees, distributors or Affiliates prior to the Effective Date or after the Effective Date to the extent not in violation of this Agreement.

         (c) Any repair or replacement of Atlas Bradford Connections on Products or Accessory Equipment sold by Grant or its distributors or Affiliates prior to the Effective Date or after the Effective Date to the extent not in violation of this Agreement.

         (d) The Threading, Reconstruction, sale or distribution of Connections (other than Atlas Bradford Connections) on Products or Accessory Equipment.

         (e) The completion of any outstanding orders or bids by Grant or its Affiliates described on Schedule 2.3(e) hereto and any other orders that are scheduled to be completed within two months after the Effective Date; provided, however, Grant shall provide to Licensee prior to the Effective Date a schedule setting forth all orders that are scheduled to be completed by it within two months following the Effective Date.


         (f) The Threading or Reconstruction of full-length Products and Accessory Equipment by or on behalf of Grant or any of its Affiliates in any country for export into any territory where Grant has the right to sell Products and Accessory Equipment under this Agreement; provided, however, that prior to engaging in or contracting for the Threading or Reconstruction of Atlas Bradford Oil Field Connections in the Exclusive Territory pursuant to this Section 2.3(f), Grant shall give Licensee a reasonable opportunity to provide to Grant such Threading and Reconstruction of Atlas Bradford Oil Field Connections in the Exclusive Territory for import into the territories where Grant has a right to sell Products and Accessory Equipment at a cost to Grant equal to or less than the cost that would have been incurred by Grant to do the Threading and Reconstruction of the Atlas Bradford Oil Field Connections in the Exclusive Territory itself or through another third party.



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         (g) Any Distribution Sales (other than Distribution Sales that are subject to the restriction agreed to in Section 2.4(f)) and any International Company Sales made by Grant, Grant Affiliates or Grant Licensees; provided, however, that Grant shall (i) notify its distributors, agents and significant international customers that it has granted the rights granted hereunder in the Exclusive Territory and request such distributors, agents and customers to inform Grant of any sales or shipments made to the Exclusive Territory (other than the Home Territories) by such persons of Products or Accessory Equipment containing Atlas Bradford Oil Field Connections that were sold to them by Grant or Grant Licensees after the Effective Date and (ii) require any new Grant Licensees to inform Grant of any sales or shipments of Products or Accessory Equipment containing Atlas Bradford Oil Field Connections made to the Exclusive Territory (other than the Home Territories) pursuant to Distribution Sales or International Company Sales made by such Grant Licensees after the Effective Date as contemplated in (i) above. From and after the Effective Date, Grant agrees to convey such information to Licensee each quarter and pay Licensee the commissions required under Section 2.8. The notice to distributors, agents and customers under this Section 2.3(g) shall state that (i) Grant has granted Licensee the exclusive licenses to the Atlas Bradford Connections contemplated under this Agreement, (ii) if the customer desires Atlas Bradford Oil Field Connections for use in the Exclusive Territories (other than the Home Territories), Grant recommends that it should seek those Connections from Licensee and (iii) if the customer ultimately sells any Atlas Bradford Oil Field Connections for use in the Exclusive Territories, the customer is requested by Grant to advise Grant of the sale so that Grant may pay the Licensee the commissions to be paid by it under this Agreement.

         (h) Any activity by Grant or its Affiliates involving the marketing, sale or distribution of any Oil Field Connections (other than the Atlas Bradford Connections) on Products or Accessory Equipment in the Exclusive Territory as long as Grant or such Affiliate does not Thread or Reconstruct the Products or Accessory Equipment in question, is merely a licensee of anothercompany that has Threaded or Reconstructed the Connections on the Product or item of Accessory Equipment and no use is made of the Patents, Technology or Trademark.

         (i) The Threading, Reconstruction or sale in any Territory of Connections (other than Atlas Bradford Connections) on Products or Accessory Equipment pursuant to licenses from a person that is not Affiliated with Grant.

         (j) The manufacture, repair, distribution and sale of Products, Product components and Accessory Equipment to the extent such Products and Product components and Accessory Equipment are sold by Grant or its Affiliates prior to the Threading of Atlas Bradford Connections thereon.

         (k) The use or resale by a customer or distributor (other than the resale by a distributor of a Product that is Threaded with an Atlas Bradford Connection to the Home Territories or for use in the Home Territories or an item of Designated Accessory Equipment with an Atlas Bradford Oil Field Connection in Mexico or for use in Mexico) of any tubular or other product (including Accessory Equipment) which have been Threaded or Reconstructed by any Person; provided, however, the provisions of this Section 2.3(k) will not limit Grant's obligation to pay the commissions under Section 2.8 for any sales for which a commission would otherwise be payable.



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         (l) Any use or exploitation of the XL Technology or other technology to which Grant or any of its affiliates may have a right to utilize or exploit.

         (m) The rental of any Accessory Equipment with Atlas Bradford Connections or the provision of well services for customers in any Territory by any party.

         (n) The Threading, Reconstruction and sale of Atlas Bradford Connections on Accessory Equipment (other than an item of Designated Accessory Equipment that is to be sold or used in Mexico) by Grant or Grant Affiliates or their respective licensees as long as (i) the Threading and Reconstruction is conducted in the Grant Territory, (ii) information as to all sales of such Accessory Equipment in the Exclusive Territory by Grant, its Affiliates, distributors and agents is provided to Licensee on a quarterly basis, (iii) Grant and its Affiliates shall be responsible for all service with respect to such Accessory Equipment, and (iv) Grant pays to Licensee the commissions required on such sales as provided in Section 2.8.

SECTION 2.4 GRANT UNDERTAKINGS; DISTRIBUTION SALES

         (a) Except as otherwise permitted by Sections 2.1 and 2.3 of this Agreement, Grant and its Affiliates shall not Thread, Reconstruct or sell Atlas Bradford Oil Field Connections on Products having 9% or less Cr for use in any part of the Territories.

         (b) (i) Except as otherwise permitted by Sections 2.1 and 2.3 of this Agreement, Grant and its Affiliates shall not grant any rights to any Person to Thread, Reconstruct or sell Atlas Bradford Oil Field Connections on Products or Accessory Equipment having 9% or less Cr with Technology, Patents or Trademarks in the Exclusive Territory.

               (ii) Except as otherwise permitted by Sections 2.1, 2.3 and 2.8, Grant and its Affiliates shall not grant to any Person any rights to Thread, Reconstruct or sell Atlas Bradford Oil Field Connections on Products having 9% or less Cr inside of the Grant Territory for use in any part of the Exclusive Territories.

               (iii) Except as otherwise permitted by Sections 2.1, 2.3 and 2.8, Grant and its Affiliates shall not grant to any Person any right to Thread, Reconstruct or sell Atlas Bradford Oil Field Connections on Products or Designated Accessory Equipment in Mexico or in the Grant Territory for use in Mexico.


               (iv) Future licenses of Atlas Bradford Oil Field Connections by Grant entered into after the Effective Date and during the term of this Agreement shall provide that Licensee


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          is a third party beneficiary for the enforcement of the restrictions hereunder relating to the Exclusive Territories.

         (c) Grant will take the actions required by Article 17 in connection with all existing Grant licenses for Threading, Reconstructing and sale of Atlas Bradford Oil Field Connections on Products and Accessory Equipment having 9% or less Cr or of all grades in relation to Mexico.

         (d) Except for export into the Grant Territory and as otherwise permitted by this Agreement, during the life of this Agreement, Grant shall not grant any rights to any Person to Thread or Reconstruct Atlas Bradford Oil Field Connections on full length Products or to sell such Atlas Bradford Oil Field Connections on full length Products of carbon steel having 9% or less Cr in the Exclusive Territory.

         (e) Licensee agrees that Grant has granted to Oil Country Tubular Limited (AOCTL") a non-exclusive license to Thread, Reconstruct and sell Atlas Bradford Oil Field Connections on Products and Accessory Equipment manufactured under the Manufacturing Agreement between OCTL and Grant Prideco S.A., an affiliate of Grant. Grant agrees that after the Effective Date and during the term of this Agreement it will not consent to the manufacture of Products at the OCTL facility in India except for sale and use in India. Licensee hereby consents to the use by OCTL of such license and OCTL's manufacture and sale of Products and Accessory Equipment with Atlas Bradford Oil Field Connections in India.

         (f) In consideration of the undertakings made by Licensee in Section 2.2, Licensee and Grant agree as follows:

               (i) Grant and its Affiliates shall restrict their customers (other than end users who may purchase for their own use) from reselling (a) Products of carbon steel of 9% or less Cr with Atlas Bradford Oil Field Connections that have been Threaded by Grant or its Affiliates after the Effective Date into the Home Territories or for use in the Home Territories and (b) Products and Designated Accessory Equipment of all grades with Atlas Bradford Oil Field Connections that have been Threaded by Grant and its Affiliates after the Effective in Mexico or for use in Mexico. Except for sales of (a) Products of carbon steel of 9% or less Cr with Atlas Bradford Oil Field Connections that have been Threaded by Grant or its Affiliates after the Effective in the Home Territories or for use in the Home Territories and (b) Products and Designated Accessory Equipment of all grades with Atlas Bradford Oil Field Connections that have been Threaded by Grant and its Affiliates after the Effective in Mexico or for use in Mexico, which shall be restricted as provided in the preceding sentence, agents and distributors of Grant and its Affiliates shall not be required to restrict their sales of Atlas Bradford Oil Field Connections or Products and Accessory Equipment acquired by them to the Grant Territory and that such distributors shall, subject to such restrictions as Grant may from time itself and in its sole discretion impose, be free to make such sales without any claim from Licensee and its Affiliates and Sub-Licensees for infringement or claim that the distributor does not have the right to make such sales. In this regard, Licensee acknowledges that, except for sales of (a) Products of carbon steel of 9% or less Cr with Atlas Bradford Oil Field Connections that have been Threaded by Grant or its Affiliates after the Effective in the Home Territories or for use in the Home Territories and (b) Products and Designated Accessory Equipment of all grades with Atlas Bradford Oil Field Connections that have been Threaded by Grant and its Affiliates after the

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          Effective in Mexico or for use in Mexico, which shall be restricted as provided in the first sentence of Section 2.4(f)(i), it shall have no rights against any distributor for sales of Atlas Bradford Connections or Products and Accessory Equipment with Atlas Bradford Connections in the Exclusive Territory or against any end user or other customer for the use or resale thereof and that Licensee's remedy for any such sales shall be the right to receive commissions pursuant to Section
          2.8. The commissions payable under Section 2.8 by Grant shall not be in lieu of any other remedy that Licensee may have for sales made by Grant in the Home Territories in violation of this Agreement.

               (ii) That while Grant agrees that it will not make any Distribution Sale if it has actual knowledge that the sale of the Atlas Bradford Oil Field Connection is specifically intended to be sold or used in the Exclusive Territory, except for sales of (a) Products of carbon steel of 9% or less Cr with Atlas Bradford Oil Field Connections that have been Threaded by Grant or its Affiliates after the Effective in the Home Territories or for use in the Home Territories and (b) Products and Designated Accessory Equipment of all grades with Atlas Bradford Oil Field Connections that have been Threaded by Grant and its Affiliates after the Effective in Mexico or for use in Mexico, which shall be restricted as provided in the first sentence of Section 2.4(f)(i), neither Grant nor any of its Affiliates or Sub-Licensees shall be required to make prior inquiry regarding any order received by it with respect to the territory in which the Atlas Bradford Connection is to be sold or used and may rely solely on the purchase order and other communications received at the time the order is placed. Grant further shall not be deemed to have actual knowledge that an order is for sale in or use in the Exclusive Territory solely by reason of Licensee advising Grant that it believes the order is for sale in or use in the Exclusive Territory.

                  (iii) Grant agrees that it will not grant any licenses for Atlas Bradford Oil Field Connections to any United States domestic steel mill that would permit that mill to sell (a) Products of carbon steel of carbon steel of 9% or less Cr with Atlas Bradford Oil Field Connections in the Exclusive Territory or the Grant Territory for use in the Exclusive Territory or (b) Products or Designated Accessory Equipment with Atlas Bradford Oil Field Connection in Mexico or for use in Mexico.

SECTION 2.5 LICENSEE SUB-LICENSES

         Licensee may grant sub-licenses to third parties with respect to its rights hereunder subject to the following conditions:

         (a) Sub-Licenses

         Except for Affiliates of Licensee, no Sub-Licensee of Licensee or its Affiliates shall be engaged or propose to be engaged in the business of the Threading or Reconstruction of Connections for Products or Accessory Equipment within the Grant Territory unless assurances reasonably satisfactory to Grant are provided that such Sub-Licensee will not be able to utilize the Technology and Patents in a manner that would adversely affect Grant; provided, however, no Sub-Licensee shall have any rights under the Technology and Patents to Thread, Reconstruct or sell Atlas Bradford Oil Field Connections in the Grant Territory (other than Canada). Each Sub-Licensee (other than Affiliates of Licensee and Sub-Licensees engaged solely in the Threading of Connections of




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Accessory Equipment) shall be required to be approved by Grant in advance, which approval shall not be unreasonably withheld.

         (b) Type of Sub-Licenses

         Each sub-license from Licensee shall be "non-exclusive" and "non-assignable" (other than the sub-licenses that may be granted to Affiliates of Licensee). No Sub-Licensee of Licensee shall have the right to sub-license its rights other than to the customer for use.

         (c) Form of Sub-Licenses

         Each sub-license from Licensee shall be in a form consistent with the terms of this Agreement and that shall be submitted to Grant for prior approval (which approval shall be deemed granted if Grant does not object to its terms within 15 days from its submission). Licensee shall not be required to submit to Grant any sub-license agreement which is substantially similar to a standard form approved by Grant; provided, however that an executed copy of each sub-license from Licensee shall be provided to Grant promptly following the execution thereof. Each sub-license shall provide that Grant is a third party beneficiary.

         (d) Royalty Payments

         Any royalty payments that may be agreed with Sub-Licensees (including payments for the procurement of Tooling and Gauges) shall be for the benefit of Licensee.

         (e) Enforcement

         Licensee shall be fully responsible for any breach of the licenses granted hereunder by a Sub-Licensee that is an Affiliate of Licensee. Licensee shall otherwise not be a guarantor for any Sub-Licensee and therefore the breach of the terms of the sub-license by a Sub-Licensee which is not an Affiliate of Licensee or the failure to obtain from any such Sub-Licensee the performance of obligations under the sub-license shall not entitle Grant to regard Licensee as being in breach of its obligations hereunder nor to terminate this Agreement so long as Licensee continues to exercise and enforce its rights under the sub-license or terminates, in accordance with its terms, the relevant sub-license. Grant shall not be required to seek remedies against a Sub-Licensee that is an Affiliate of Licensee and may act directly against Licensee for any breach of any such Affiliate. The failure of a Sub-Licensee that is an Affiliate of Licensee to comply with the terms of this Agreement shall entitle Grant to regard Licensee as being in breach of its obligations hereunder and to terminate this Agreement as provided in Section 10.4.

         (f) Duration

         The longest duration of any sub-license from Licensee shall be one day shorter than the effective term of this Agreement according to whether it expires or is previously terminated; provided that if this Agreement is terminated prior to its initial term any Sub-Licensee which is not an Affiliate of Licensee may upon termination apply directly to Grant for the adoption of the sub-


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license directly whereupon Grant shall, if the Sub-Licensee is not an
Affiliate of Licensee nor is in default and there are no other legal impediments to such adoption, adopt the same.

         (g) Sub-License to Citra Tubindo

               (i) Licensee shall assume the license with P.T. Citra Tubindo ("CITRA TUBINDO") attached hereto as Schedule "D" (the ACITRA LICENSE"). Citra Tubindo may not grant sub-licensees of its rights, except to H-Tech or an Affiliate of Citra Tubindo. Licensee may not terminate the Citra License without the prior written consent of Grant (other than as a result of an uncured material breach thereof), which may be withheld by Grant in its sole discretion, and shall allow the Citra License to be extended from time to time as requested by Grant. In addition, Grant shall have the right to consent to the right of Citra Tubindo to Thread and sell Atlas Bradford Oil Field Connections under the Citra License in other territories; provided, however, Grant agrees that it will not consent to the right of Citra Tubindo to Thread or Reconstruct Atlas Bradford Oil Field Connections in Argentina, Columbia, Italy, Mexico and Venezuela.

               (ii) Licensee agrees that Citra Grant Prideco Limited, an affiliate of Grant (ACITRA GRANT"), has been appointed a distributor of Products and Accessory Equipment with Atlas Bradford Oil Field Connections that have been Threaded or Reconstructed by Citra Tubindo and its Affiliates pursuant to the Citra License in the territories described therein. Licensee further agrees that the Citra License shall continue in effect and not be required to be terminated and that Citra Grant shall be entitled to continue to distribute Products and Accessory Equipment that have been Threaded or Reconstructed by Citra Tubindo and its sub-licensees.

         (h) Sub-License Grant Prideco Limited

         Licensee undertakes to grant to Grant Prideco Limited a non-exclusive sub-license to Thread, Reconstruct and sell Accessory Equipment and to Reconstruct Products with Atlas Bradford Connections within the North Sea theater on customary terms and conditions to be agreed upon in good faith between Grant Prideco Limited and Licensee recognizing Grant Prideco Limited's current use of the technology. The license shall be subject to a royalty fee of 4% of the price paid to Grant Prideco Limited for the Atlas Bradford Connections sold or provided by Grant Prideco Limited subsequent to the Effective Date and during the term of such sub-license. In addition, Licensee agrees that it and its Affiliates will offer to Grant Prideco Limited the opportunity to Thread any full length Products with Atlas Bradford Connections within the North Sea theatre as long as Grant Prideco Limited is able to provide such Threads at a price to Licensee and its Affiliates equal to or less than the price at which a Sub-Licensee of Licensee could provide such services. Licensee may not terminate Grant Prideco Limited's Sub-License without the prior written consent of Grant (other than as a result of an uncured material breach thereof), which may be withheld by Grant in its sole discretion.

         (i) Licensees to Grant and its Affiliates

         Licensee agrees to grant to Grant or any of its Affiliates a non-exclusive license under the Technology and Patents to Thread, Reconstruct and sell Atlas Bradford Oil Field Connections on Accessory Equipment in the Exclusive Territory to the extent Grant or such Affiliate enters into a


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sub-license agreement with Licensee and pays all required royalties thereunder to Licensee; provided, Licensee shall not be obligated to license Grant or its Affiliates if Licensee determines in its reasonable good faith that the granting of such license would not be economically or commercially advantageous to Licensee.

SECTION 2.6 PATENT INFRINGEMENT

         (a) Grant covenants not to bring suit against Licensee or any of its Sub-Licensees for infringement of any Patent arising from Licensee's and its Sub-Licensee's performance in strict accord with this Agreement.

         (b) Any claims for any infringement of Technology, Patents or Trademarks shall belong solely to Grant and any recoveries with respect thereto shall belong to Grant except to the extent such recoveries solely and specifically relate to an infringement of the Technology or Patents for Threaded or Reconstructed Atlas Bradford Oil Field Connections on full length Products in the Licensee Territories for which an exclusive license has been granted to Licensee in such territories, in which case such recoveries shall belong to Licensee to the extent of its interest. Licensee shall be primarily responsible for the defense of any infringement claims with respect to Technology, Patents or Trademarks in the Licensee Territories for which an exclusive license has been granted to Licensee to the extent the claim relates to the Exclusive Territories; provided, however, in the event Licensee does not diligently enforce its rights under Technology, Patents and Trademarks in the Exclusive Territory, then, upon written notice to Licensee, Grant may enforce those rights. Grant shall also have the exclusive right to defend any claims for infringement in Grant Territory and a right to participate at its expense in any actions in the Exclusive Territory. Licensee, however, shall have no right to bring any action with respect to any infringement for the Technology, Patents or Trademarks without the prior written consent of Grant, which shall not be unreasonably withheld. Grant shall be entitled to participate in such actions. Licensee shall not be entitled to take any action that would adversely affect the right or validity of any of Technology or Trademarks without the prior consent of Grant, which may be withheld in its sole and absolute discretion.

         (c) In the event Grant enters into any settlement with respect to any infringement claim with respect to Technology, Patents or Trademarks, Grant agrees that it will not release or extinguish any rights of Licensee to the Technology, Patents or Trademarks for use in the Exclusive Territory.

SECTION 2.7 USE OF PRODUCTS BY END USERS

         Use of Products and Accessory Equipment by end users (drilling contractors, oil companies and other similar users) is not restricted by this Agreement and such end users may use and transfer such Products and Accessory Equipment freely throughout the world without restriction hereunder. Grant or Licensee, as the case may be, however, may be subject to commissions on such use and transfer under Section 2.3(g) or to any other applicable remedy for transactions made in violation of the provisions of this Agreement.

SECTION 2.8 COMMISSIONS

         (a) In consideration of the undertakings made by Licensee hereunder, Grant agrees to pay to Licensee the following commissions:

               [***]

                    (iii) The foregoing commissions shall only be applicable to
               Products sold after the Effective Date and only for those Products and Accessory Equipment that are sold or shipped during the term of this Agreement for consumption in the Exclusive Territory. Grant agrees to provide to Licensee a report within 60 days following the end of each calendar quarter setting forth a list of all sales or shipments of Products and Accessory Equipment of carbon steel of 9% or less Cr (and in the case of Mexico Products and Accessory Equipment of all grades) containing Atlas Bradford Oil Field Connections made into the Exclusive Territory by Grant's and its Affiliates' distributors, agents and customers during the quarter. Such report shall be based on information provided to Grant and Grant Affiliates and Grant licensees from such distributors, agents and customers, the Grant licensees and any other data known to Grant and Grant Affiliates. Licensee shall be entitled to object to such report and if it is able to demonstrate that sales or shipments of Products of carbon steel of 9% or less Cr containing Atlas Bradford Oil Field Connections were made after the Effective Date in the Exclusive Territory by Grant, the Grant Affiliates or Grant Licensees (other than Licensee, its Sub-Licensees, Citra Tubindo, OCTL or Citra Grant), Grant will be required to pay a commission with respect to such sales.

                    (iv) Grant shall pay any required commission contemporaneous with the delivery of the report under Section 2.8(a)(iii) and will be entitled to a credit against the commission payable pursuant to this Section 2.8(a) for (x) all actual documented expenses incurred by Grant in providing Licensee support for Products and Accessory Equipment sold by it, Grant Affiliates and their distributors, agents and customers in the Exclusive Territory and (y) any commissions payable to Grant under Section 2.8(b).

                    (v) The commissions payable by Grant under this Section
               2.8(a) shall not be in lieu of any other rights that Licensee may have against Grant or any distributor or customer of Grant for any sales of Atlas Bradford Oil Field Connections into the Home Territories or for use in the Home Territories in violation of this Agreement; provided, however, that a breach by a distributor or customer of Grant of the resell or use restrictions required under this Agreement shall not be considered a breach by Grant under this Agreement and Licensee shall be entitled to take action against a distributor or customer that acts in violation of the resell and use restrictions contained herein; provided further, however, that if a distributor or customer of Grant violates the resell or use restrictions required under this Agreement, Grant shall be obligated to pay to Licensee all profits realized by Grant from such distributor or customer on the sale of such Product and Atlas Bradford Oil Field Connection that was resold by the distributor or customer in violation of such restrictions.

         (b) Although Licensee and its Affiliates shall be restricted from making any sales of Atlas Bradford Oil Field Connections in the Grant Territory (excluding Canada) and shall be required to restrict sales by customers (other than customers who are end users that are purchasing for their own use and not for resale), in recognition of Grant's retained rights to the Technology and Patents, Licensee agrees to pay to Grant the following commissions:

               [***]
               after the Effective Date and during the term of this Agreement, then the commission payable will be based on Licensee's or its Affiliates' then existing price list for such Atlas Bradford Oil Field Connections.

                    (iii) The foregoing commission shall only be applicable to
               Products sold after the Effective Date and only for those Products that are sold or shipped during the term of this Agreement for consumption in the Grant Territory (excluding Canada). Licensee agrees to provide to Grant a report within 60 days following the end of each calendar quarter setting forth a list of all sales or shipments of Products containing Atlas Bradford Oil Field Connections made into the Grant Territory (excluding Canada) by Licensee's and its Affiliates' distributors, agents and customers during the quarter. Such report shall be based on information provided to Licensee and Licensee Affiliates and Licensee's sub-licensees from such distributors, agents and customers, the Licensee's sub-licensees and any other data known to Licensee and Licensee's sub-licensee Affiliates. Grant shall be entitled to object to such report and if it is able to demonstrate that sales or shipments of Products of Accessory Equipment containing Atlas Bradford Oil Field Connections were made after the Effective Date in the Grant Territory (other than Canada) by Licensee, Licensee Affiliates and Licensee's Sub-Licensees (other than Grant, Grant's Affiliates, OCTL, Citra Tubindo or Citra Grant).

                    (iv) Licensee shall pay any required commission
               contemporaneous with the delivery of the report under Section 2.8(b)(iii) and will be entitled to a credit against the commission payable pursuant to this Section 2.8(b) for any commissions payable to Licensee under Section 2.8(a).

                    (v) The commissions payable by Licensee under this Section
               2.8(a) shall not be in lieu of any other rights that Grant may have against Licensee or any distributor or customer of Licensee for any sales of Atlas Bradford Oil Field Connections into the Grant Territory (other than Canada) or for use in the Grant Territory (other than Canada) in violation of this Agreement; provided, however, that a breach by a distributor orcustomer of Licensee of the resell or use restrictions required under this Agreement shall not be considered a breach by Licensee under this Agreement and Grant shall be entitled to take action against a distributor or customer that acts in violation of the resell and use restrictions contained herein; provided further, however, that if a distributor or customer of Licensee or its Sub-Licensees or its Affiliates violates the resell or use restrictions required under this Agreement, Licensee shall be obligated to pay to Grant all profits realized by Licensee or its Affiliates from such distributor or customer on the sale of such Product and Atlas Bradford Oil Field Connection that was resold by the distributor or customer in violation of such restrictions.

         (c) (i) Except as provided in Section 2.8(a)(v), commissions payable by Grant and its Affiliates shall be limited to the sales price of the Atlas Bradford Oil Field Connections as determined above and shall be net of discounts and not include taxes, shipping, delivery, insurance and other similar charges or the price of Products or Accessory Equipment on which the Atlas Bradford Oil Field Connection is threaded. No commissions shall be payable by Grant or its Affiliates under this Section 2.8 in respect of Atlas Bradford Connections on Products or Accessory Equipment sold by
               (i) a sub-licensee of Licensee or (ii) OCTL, Citra Tubindo or Citra Grant to the extent otherwise permitted by the Agreement.

                    (ii) Except as provided in Section 2.8(b)(v), commissions
               payable by Licensee and its Affiliates shall be limited to the sales price of the Atlas Bradford Oil Field Connections as determined above and shall be net of discounts and not include taxes, shipping, delivery, insurance and other similar charges or the price of Products or Accessory Equipment on which the Atlas Bradford Oil Field Connection is threaded. No commissions shall be payable under this Section 2.8 in respect of Atlas Bradford Connections on Products or Accessory Equipment sold by (i) Grant or its licensees (other than Licensee and its Affiliates and Sub-Licensees) or distributors in respect to sales that were made by Grant or (ii) OCTL, Citra Tubindo or Citra Grant.

         (d) All commissions payable by Grant required under this Section 2.8 shall be paid to an account in the United States designated by Licensee from time to time. All commissions payable by Licensee under this Section 2.8 shall be paid to an account in the United States designated by Grant from time to time. All commissions provided for hereunder shall be subject to any applicable withholding or other similar taxes.

                       ARTICLE 3. CONFIDENTIAL INFORMATION

SECTION 3.1 DELIVERY OF PROPRIETARY DOCUMENTATION

         Grant will, during the term of this Agreement, provide Licensee with access to Proprietary Documentation relating to Grant Technology and Grant Patents. Licensee agrees to refrain from: copying or abridging such Proprietary Documentation; providing such Proprietary Documentation or copies thereof to any third party (other than as necessary to allow Sub-Licensees to exercise their rights and perform their obligations under the Sub-Licenses and subject to appropriate confidentiality agreements for the benefit of Grant); or using such Proprietary Documentation for any purpose other than performance under this Agreement. Licensee agrees to promptly return all Proprietary Documentation relating to the Grant Technology, including all copies and abridgments thereof, to Grant upon termination of this Agreement.

SECTION 3.2 EXCHANGE OF CONFIDENTIAL INFORMATION


         During the term of this Agreement, each party to this Agreement may or will receive, directly or indirectly from the other party or from licensees or Sub-Licensees, information which the other party, the licensees or the Sub-Licensees, as the case may be, consider confidential ("CONFIDENTIAL INFORMATION"). Confidential Information may be received in tangible form, or may be received visually or orally. The receiving party agrees to hold in strict confidence, and not to disclose to third parties, or use for any purpose other than performance under this Agreement any Confidential Information which the receiving party receives from the disclosing party in tangible form, marked "Confidential", or receives visually or orally and with confirmation in writing as confidential by the disclosing party. Further, the receiving party agrees to refrain from disclosing the disclosing party's Confidential Information to any Person or party, except employees and subcontractors of the receiving party who have a need to know the Confidential Information in order for the receiving party to perform and receive its full benefit under this Agreement and who have agreed in writing to maintain the confidentiality of Confidential Information. The receiving party agrees to promptly return all documentation and other tangible things embodying the disclosing party's Confidential Information which are in the possession of or under the control of the receiving party, upon termination of this Agreement for any reason.

         The above obligations of confidentiality and non-use of Confidential Information apply both during the term of this Agreement and thereafter. However, these obligations of confidentiality and non-use shall not apply to any information which:

         (a) was known to the receiving party, as shown by suitable evidence, at the time the information was received from the disclosing party and who is not subject to an obligation of confidentiality to the disclosing party; or

         (b) is available, or becomes available to the public through no fault of the receiving party, its Affiliates, licensees, Sub-Licensees or agents; or

         (c) is disclosed to the receiving party by a third party who is not subject to an obligation of confidentiality to the disclosing party; or

         (d) is required by a final, unappealable order of any court or government agency having competent jurisdiction over the information; or

         (e) is independently developed by any of the parties without reference to Confidential Information.

                           ARTICLE 4. MARKING PRODUCTS

                         SECTION 4.1 OBLIGATION TO MARK

         Licensee agrees to mark each Product or item of Accessory Equipment on which an Atlas Bradford Connection is Threaded or Reconstructed by Licensee pursuant to this Agreement with marks showing:

                    (i) the Atlas Bradford Connection was Threaded or Reconstructed by Licensee under license from Grant;

                    (ii) the appropriate Grant Trademark(s) for the Atlas Bradford Connection; and

                    (iii) the appropriate patent number or reference to patent numbers.

SECTION 4.2 USE OF TRADEMARKS

         (a) Licensee agrees to use Grant Trademarks only in conjunction with Atlas Bradford Connections Threaded or Reconstructed by Licensee or its Sub-Licensees at their facilities in the Licensee Territories pursuant to this Agreement and in literature and advertising as approved in advance by Grant which approval shall not be unreasonably withheld and deemed granted if Grant does not object in writing to it within thirty (30) days of the written submission to it for approval. All goodwill relating to the Grant Trademarks shall belong exclusively to Grant and in the event of a termination of this Agreement and Licensee's or its Sub-Licensees' rights with respect to the Grant Trademarks, no payment shall be due or payable to Licensee or its Sub-Licensees. Licensee has no license, either by grant or inference, to use Grant Trademarks, except as specifically allowed under this Agreement. Use by Licensee of Grant Trademarks shall inure solely to the benefit of Grant. Licensee agrees to refrain from using or seeking registration of any trademark or trade name the same or confusingly similar to Grant Trademarks, both during the term of this Agreement and thereafter.

         (b) Subject to the reimbursement of all costs relating thereto, Licensee may designate where Trademarks and Patents are to be filed in the Licensee Territories (other than Canada). (c) Grant will be responsible for the filing and registration of all Trademarks and Patents worldwide. Licensee will pay prosecution and maintenance fees (including legal and agency costs) of such Trademarks and Patents in the Exclusive Territory.


               ARTICLE 5. NEW TECHNOLOGY; TECHNOLOGY AND TECHNICAL
                         ASSISTANCE; SALES AND MARKETING

SECTION 5.1 OBLIGATION TO PROVIDE BUSINESS AND TECHNICAL INFORMATION

         Grant agrees to make available to Licensee promptly following the execution of this Agreement (at Licensee's cost) business and technical information which, in accord with industry practice is required to Thread or Reconstruct Atlas Bradford Oil Field Connections on Products and Accessory Equipment as contemplated under this Agreement and which Grant has available. Technical information shall include, as required, drawings, inspection manuals, gauging manuals, Grant standards and specifications of quality and performance of Atlas Bradford Oil Field Connections on Products and Accessory Equipment and manufacturing processes and procedures. Technical information shall be in the English language and shall use the English system of weights and measures (e.g., inches, feet, pounds, gallons, etc.). Once such information is initially provided, Grant shall be required to supplement the same on a reasonable frequency and Licensee shall reimburse for the reasonable costs incurred by Grant in providing such supplements.

SECTION 5.2 TOOLING AND GAUGES

         Licensee shall procure from reputable international suppliers, on a royalty free basis to Grant, the Tooling and Gauges required for Threading and Reconstruction of Atlas Bradford Connections on Products and Accessory Equipment by Licensee and its Sub-Licensees pursuant to the licenses granted hereunder to it. Grant shall provide Licensee at Grant's cost plus 20% with the necessary drawings and specifications. Licensee shall require Sub-Licensees to follow procedural rules issued by Grant relating to the Patents and Technology requiring calibration, verification, service or verification of Gauges against master Gauges held by Licensee. Licensee master Gauges shall in turn be verified against Grant's master Gauges. Licensee may also purchase Gauges from Grant upon terms and conditions prevailing in the market at the time of the sale. Licensee shall be entitled to purchase Gauges from third parties.

SECTION 5.3 RIGHT TO INSPECT GAUGES

         Grant shall have the right, but not the obligation, to periodically inspect all Gauges used by Licensee and its Sub-Licensees in connection with the Threading and Reconstruction of Atlas Bradford Connections on Products and Accessory Equipment using the Technology or Patents, upon Grant giving five (5) days prior written notice to Licensee. Grant will provide Licensee with procedures to determine from inspection of such Gauges when recalibration is necessary. Licensee shall be responsible for calibration of such Gauges of Licensee and of those Sub-Licensees which are Affiliates of Licensee. Each Sub-Licensee of Licensee shall be responsible under the terms of the Sub-License Agreement with such Sub-Licensee for the calibration of its Gauges.

SECTION 5.4 TRAINING OF PERSONNEL

         Licensee may, from time to time, at its own expense send a reasonable number of Licensee or its Sub-Licensees employees to Grant's facilities for a reasonable period of time, for the purpose of receiving technical assistance and studying methods employed by Grant in the Threading and Reconstruction of Atlas Bradford Oil Field Connections on Products and Accessory Equipment. The time schedule and number of employees will be mutually agreed between Grant and Licensee. Such employees will be given access to Grant's facilities to the extent necessary for such purpose. Licensee shall indemnify and hold Grant harmless from any claim, award, or damages arising from injury, sickness or death of such employees, including the injury, sickness or death resulting from the sole or contributory negligence of Grant, its employees, officers or agents. Licensee shall pay all salaries or wages, and all expenses of Licensee's representatives sent to Grant's facilities and shall pay Grant a fee of $200.00 per person for each day of training, subject to an annual increase (effective for training provided from January 1, 1999) equal to the annual change in the United States Producers Price Index occurred during the preceding year; provided, however, that no payment shall be due by the Licensee for the initial training provided in Houston for five days and for up to ten Licensee employees during one year from the Effective Date of this Agreement.

SECTION 5.5 AVAILABILITY OF SPECIALISTS

         At the request of Licensee, Grant shall provide technical specialists to consult with Licensee concerning Threading and Reconstruction of Atlas Bradford Oil Field Connections on Products and Accessory Equipment, and assist Licensee or Sub-Licensees, as the case may be, with problems which may arise. Should Licensee or a Sub-Licensee require the services of technical specialists at any place other than Grant?s manufacturing facility at Navasota, Texas, USA, Grant shall be entitled to be paid the amount of all reasonable travel and living expense for the technical specialist provided at Grant?s then current daily rate, (present daily rate is $500.00 and shall be increased by no more than 5% in any one year), for each day a technical specialist is away from his home office. Provision of technical specialists shall depend upon availability. Grant shall indemnify and hold Licensee and Sub-Licensees, as the case may be, harmless from any claim, award or damages arising from injury, sickness or death of Grant technical specialists resulting from the sole or contributory negligence of Licensee or Sub-Licensee, as the case may be, their employees, officers or agents.

SECTION 5.6 PROVISION OF FIELD SERVICE

         In the event a customer of Licensee requests field service with respect to Atlas Bradford Oil Field Connections Threaded or Reconstructed using Patents or Technology within the Territories, Licensee shall either provide such services with the technical specialists/field service personnel of its Affiliates or request Grant to provide such service, in which case Grant may, but shall not be obligated to, provide such services at its then current charges for such services. In the event the customer requests field services from Grant with respect to Atlas Bradford Oil Field Connections Threaded or Reconstructed using Patents or Technology within the Territories (other than Canada and the jurisdictions in which Grant Prideco Limited has licenses), Grant will inform its customer that Licensee provides field services through its Affiliates.

SECTION 5.7 CHANGES IN DESIGNS, STANDARDS, SPECIFICATIONS AND PROCESSES

         Grant reserves the right to make any changes in the design, standards, specifications, or Threading processes, for Atlas Bradford Oil Field Connections, Tooling and Gauges. Grant shall, when such items are first utilized on a regular commercial basis, for fees equal to Grant's cost plus 20%, make available to Licensee with new drawings, specifications, Manual revisions, updated drawings, etc., for the Threading or Reconstruction of Atlas Bradford Oil Field Connections on Products and Accessory Equipment under this Agreement in accordance with Grant's then current standards and specifications of quality and performance. Prior to such time, Grant shall have no obligation to provide the same; provided, however, it is understood that such fees shall not be payable for the cost of the technological improvements or changes made in the design, specifications or Threading processes that were not initiated or requested by Licensee and will be limited to the cost of making available such matters.

SECTION 5.8 LICENSEE IMPROVEMENTS

         In the event that Licensee or any of its Sub-Licensees shall develop any modifications or improvements in the design or manufacture of Atlas Bradford Oil Field Connections using Patents or Technology during the term of this Agreement, Licensee shall communicate such modifications or improvements to Grant and hereby grants a royalty-free non-exclusive license to Grant to make, use and sell Atlas Bradford Oil Field Connections on Products and Accessory Equipment incorporating such technology under terms and conditions similar to those provided in this Agreement, including territory and limitation of use, and only for as long as Licensee is allowed to use the Patents and Technology, except in the case of termination of this Agreement under Section 10.5, in which case such license would have the same duration as that of the patents, if any, disclosed under that license or would be in force for so long as the know-how disclosed under that license remained confidential and secret.

SECTION 5.9 MAINTENANCE OF INFORMATION, GAUGES AND TOOLING

         Licensee and its Sub-Licensees shall be responsible for the maintenance of all Grant Proprietary Documentation, Confidential Information and Tooling provided to them. This includes proper storage, inventory, and protection as deemed necessary and as directed by Grant. Further, Licensee agrees to follow all procedures established by Grant and applied generally to all licensees, concerning the maintenance and inventory of manuals, drawings, other Proprietary Documentation, and Gauges of Grant and further agrees that repair or replacement of abused damaged or lost manuals, drawings, and Gauges will be charged to Licensee, normal wear and tear excepted.

SECTION 5.10 BREACH OF MAINTENANCE AND NON DISCLOSURE OBLIGATION

         The parties agree that if any Proprietary Documentation relating to the disclosing party, Confidential Information, Technology or Gauges, in whole or in part, or any reproduction of same, is found outside the receiving party's possession (other than the possession by a Sub-Licensee of Licensee) without prior written consent of the disclosing party in a manner that would reasonably lead to believe that the receiving party has materially breached its obligations hereunder, then the disclosing party has, in addition to its other legal remedies, the right to terminate this Agreement in accordance with Section 10.5. Each of Grant and Licensee shall also be entitled to seek injunctive relief for a breach of this section without the necessity of proving irreparable harm and without posting bond.

SECTION 5.11 RESEARCH AND DEVELOPMENT

         (a) In the event Grant or any of its Affiliates develop any New Grant Connections Licensee may request that the patents, technology and trademarks for the New Grant Connections be added to the technology, patents and trademarks licensed to Licensee hereunder subject to the rights of any co-inventors or owners. In such case, a license of the patents, technology and trademarks subject to the rights of any co-inventors or owners for the New Connections shall be granted subject to the Licensee reimbursing Grant an amount equal to 50% of the actual documented costs, including internal costs, associated with the investment, development and testing thereof and the payment of any transfer or sub-license fees and payments of royalties for third parties. Once such costs are paid, subject to the rights of other owners, the license for the patents and technology for the New Grant Connections shall be deemed to be fully paid and subject to the terms hereof, including exclusivity, territory and field of use and be included within the definitions of Technology, Patents, and Trademarks. Notwithstanding the foregoing, Grant or any of its Affiliates may seek and obtain a license of patents and technology relating to Connections from an unAffiliated third party without an obligation to license the same under this Agreement. The foregoing shall also not apply to XL Technology.

         (b) In the event Grant or any Affiliate thereof acquires patents or technology through an asset or stock purchase, merger or other transaction (excluding a transaction under which patents or technology or other rights are acquired pursuant to a license) for any New Grant Connections, Licensee may request that such patents, technology and trademarks for the New Grant Connections be added to the patents, technology and trademarks licensed to such party hereunder. In such case, subject to any limitations or restrictions relating to such patents, technology and trademarks prior to the date on which such patents and technology are acquired and the payment of any transfer or sub-license fees, payments or royalties that would be payable to any unAffiliated third party, a license of the patents, technology and trademarks for the New Grant Connections shall be granted subject to the Licensee reimbursing Grant for the New Grant Connections an amount equal to 50% of the allocated cost to Grant of the patents, technology and trademarks relating to the New Grant Connections to be licensed. Once such costs are paid, the license for the patents, technology and trademarks for the New Grant Connections shall be deemed to be fully paid and subject to the terms hereof, including exclusivity, territory and use and be included within the definition of Technology, Patents, and Trademarks. Notwithstanding the foregoing, Grant or any of its Affiliates may seek and obtain a license of patents and technology relating to Connections from an unAffiliated third party without an obligation to license the same under this Agreement. The foregoing shall also not apply to XL Technology.

         (c) Contemporaneous herewith, EVI, as the controlling Affiliate of Grant, and Dalmine, Siderca and Tamsa, as Affiliates of Licensee, have executed an agreement (the "Affiliates Agreement") to be bound by the provisions of this Agreement to the extent there are obligations of Grant's and Licensee's Affiliates. Any breach of the Affiliate Agreement shall be considered a breach of this Agreement by the party affiliated with the breaching party.

SECTION 5.12 INFORMATION TO CUSTOMERS

         Grant and the Licensee agree to inform their customers of this Agreement pursuant to a general notice and/or press release to be mutually agreed by them. Such notice shall include a notice to distributors that (i) the distributors of Grant shall be restricted from reselling Products with Atlas Bradford Oil Field Connections sold by Grant to the distributor after the Effective Date in the Home Territories or knowingly for use in the Home Territories and (ii) the distributors of License and its Sub-Licensees shall be restricted from reselling Products with Atlas Bradford Oil Field Connections sold to the distributor after the Effective Date in the Grant Territory (other than Canada) or knowingly for use in the Grant Territory (other than Canada).

SECTION 5.13 SALES LITERATURE

         Grant agrees to assist Licensee, at Licensee's expense, in the preparation of any sales literature used by Licensee or Sub-Licensees pursuant to this Agreement. Licensee shall obtain Grant's prior written approval on all sales literature for Atlas Bradford Connections threaded or reconstructed with Patents or Technology (which approval shall not be unreasonably withheld) before literature is distributed. Grant's approval shall be deemed granted whenever Grant does not object to the proposed literature within 15 days of the written request for approval made by Licensee.

                   ARTICLE 6. PRODUCT QUALITY AND PERFORMANCE

SECTION 6.1 COMPLIANCE OBLIGATIONS

         Licensee understands that the safety of Atlas Bradford Connections and protection of Trademarks are primary reasons for maintaining the quality and performance of the licensed Atlas Bradford Connections. In this regard Licensee agrees at all times to provide trained personnel and operate its facilities in the manner necessary to Thread or Reconstruct Atlas Bradford Oil Field Connections on Products and Accessory Equipment in accordance with Technology and Patents and in strict conformance to the specifications and standards of quality employed by Grant for products the same or similar to Atlas Bradford Connections. Licensee further agrees to ensure that all manufacturing procedures, finishing and gauging practices set forth in the aforementioned Technology and Patents shall be strictly adhered to by Licensee. Any changes in manufacturing procedures, such as threading, finishing and gauging shall be made only with Grant's written consent. In the event any Atlas Bradford Connections utilizing Patents and Technology that are Threaded or Reconstructed by Licensee fail to comply with Grant's standards and specifications of quality, Licensee shall refrain from marking any non-complying connections with any Trademark called for in Article 4. To assure compliance with this provision, Grant shall make available to Licensee on an ongoing basis Grant's current specifications and standards for finishing.

SECTION 6.2 RECORDS

         Licensee shall record and maintain, in a reasonable manner, data sheets containing measurements on each and every Atlas Bradford Connection Threaded and Reconstructed by Licensee pursuant to this Agreement. Said data sheets shall be available for Grant's auditor review and shall be retained by Licensee for a period of five (5) years following the Threading or Reconstruction of the licensed Atlas Bradford Connections.

SECTION 6.3 QUALITY PROBLEMS

         Licensee and Grant shall cooperate to resolve problems Licensee or its Sub-Licensees may have in complying with Atlas Bradford Connection standards and specifications of quality. In the event Atlas Bradford Connections that are Threaded or Reconstructed by Licensee or its Sub-Licensees utilizing the licenses from Grant fail to comply with Grant standards and specifications of quality, then Licensee and its Sub-Licensees, as the case may be, shall refrain from marketing or selling such non-conforming Atlas Bradford Connections until such time as the problems causing such non conformance are solved.

SECTION 6.4 COVENANT NOT TO MARK NON PERFORMING PRODUCTS

         Licensee shall not place any Trademark on any product which does not comply with Grant standards and specifications of quality for its licensed Atlas Bradford Connections. To assure compliance with this provision, Grant shall make available to Licensee on an ongoing basis Grant's current specifications and standards for finishing.


                    ARTICLE 7. EFFECTIVE DATE; CONSIDERATION

         (a) This Agreement shall become effective if and only if the purchase by Pridecomex Holding, S.A. de C.V. of the stock of TF de Mexico, S.A. de C.V. pursuant to the Stock Purchase Agreement dated as of the Effective Date between EVI Weatherford, Inc., Pridecomex Holding, S.A. de C.V., Tamsa and Tamsider S.A. de C.V. is consummated.. If such purchase is not consummated prior to October 31, 1998, this Agreement shall be terminated and void. Until this Agreement becomes effective, Grant and its Affiliates shall have no obligations and will not be restricted by the provisions of this Agreement.

         (b) The licenses granted hereunder by Grant are being provided in consideration for the agreements hereunder and other agreements that are being entered into with Affiliates of Licensee.

                              ARTICLE 8. WARRANTY

SECTION 8.1 WARRANTY

         (a) Grant represents and warrants to Licensee that except as set forth in Schedule 8.1(a), Grant is not currently aware of any claims by third parties that the Technology infringes upon or violates the rights of any third party in the Exclusive Territory.

         (b) GRANT WARRANTS THAT THE TECHNOLOGY SUPPLIED TO LICENSEE PURSUANT TO THIS AGREEMENT SHALL, IF PROPERLY APPLIED UNDER CIRCUMSTANCES EQUIVALENT AT GRANT'S MANUFACTURING OPERATIONS, WILL PERMIT THE LICENSEE TO THREAD ATLAS BRADFORD CONNECTIONS OF THE SAME KIND AND NATURE THREADED BY GRANT AT ITS FACILITIES, PROVIDED, HOWEVER, NO REPRESENTATION OR WARRANTY IS MADE OR GIVEN AS TO THE SUITABILITY OF THE TECHNOLOGY TO THREAD PRODUCTS IN ANY MANNER DIFFERENT THAN THAT CONDUCTED BY GRANT. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PATENTS, TECHNOLOGY AND TRADEMARKS TO BE LICENSED UNDER THIS AGREEMENT ARE BEING LICENSED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, INCLUDING TITLE, DESIGN, PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, ABSENCE OF DEFECTS, LATENT OR OTHERWISE, INFRINGEMENT OR MERCHANTABILITY. IT BEING UNDERSTOOD THAT THE LICENSES GRANTED HEREUNDER ARE BEING PROVIDED STRICTLY ON AN "AS IS" WHERE IS BASIS. GRANT'S SOLE OBLIGATION TO LICENSEE UNDER THIS WARRANTY IS LIMITED TO REPLACEMENT OF NON-CONFORMING TECHNOLOGY.

SECTION 8.2 EXCLUSION OF TOOLING

         Licensee is aware that Tooling, including threadform inserts, groove tools, Teflon seal rings, and thread protectors supplied by Grant for each Atlas Bradford Oil Field Connection for Products and Accessory Equipment which Licensee Threads or Reconstructs pursuant to this Agreement may not be of Grant's manufacture. Accordingly, Licensee agrees that Grant shall not be warrantor with respect to any threadform inserts, groove tools, Teflon seal rings, thread protectors or other Tooling which Licensee may purchase directly from any vendor. Licensee shall be responsible for the inspection of said Tooling from any of such vendors.

SECTION 8.3 WARRANTY TO CUSTOMERS

         Whenever market practice may allow it, Licensee agrees to use reasonable efforts, and to require its Sub-Licensees to use reasonable efforts, to limit their warranty of all Atlas Bradford Oil Field Connections on Products and Accessory Equipment Threaded or Reconstructed by it or its Sub-Licensees pursuant to this Agreement to the terms stated in Schedule "E".

                              ARTICLE 9. INDEMNITY

         Without prejudice to Grant's obligations under Section 8.1, Licensee hereby agrees to indemnify, defend and hold Grant, its Affiliates and their respective officers, directors, employees, agent, stockholders and controlling persons and their respective successors and assigns harmless from and against in respect of any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, diminutions in value, cost and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses and all fees and expenses of consultants and other professionals)) actually suffered, incurred or realized by such party arising out of or resulting from or relating to the use of the Technology, Patents or Trademarks by Licensee or any of its Affiliates, the Threading, the Reconstruction, sale or use of any Atlas Bradford Oil Field Connections on Products or Accessory Equipment Threaded, Reconstructed, sold or used by the Licensee or any of its Affiliates or for any breach of any covenant or agreement by Licensee hereunder or its Affiliates under the Affiliates Agreement.

                        ARTICLE 10. TERM AND TERMINATION

SECTION 10.1 DURATION

         This Agreement shall become effective and the rights herein granted shall commence from the Effective Date and continue in effect until December 31, 2027 and thereafter for successive three (3) year periods unless notice of termination is given on or prior to December 31, 2026 or one (1) year prior to the expiration of any subsequent extension. Grant, however, agrees that from the date hereof until the earlier of the Effective Date and the date on which the Stock Purchase Agreement dated as of June 19, 1998, between EVI Weatherford, Inc., Pridecomex Holding, S.A. de C.V., Tubos de Acero de Mexico S.A. and Tamsider S.A. de C.V. is terminated pursuant to its terms prior to the Effective Date, it will not (i) grant any new licenses or amend or renew any existing licenses to Thread, Reconstruct or sell in the Exclusive Territory or inside of the Grant Territory foruse in the Exclusive Territory, Atlas Bradford Oil Field Connections on Products or Accessory Equipment of carbon steel of 9% or less Cr unless such licenses are (x) entered into in the ordinary course of business,
(y) may be terminated without liability to Licensee on at least six months notice and may be assigned to Licensee and (z) non-exclusive, (ii) take similar action with respect to licenses as described in clause (i) (subject to the same exceptions) with respect to Products or Accessory Equipment of all grades in Mexico or for use in Mexico and (iii) take any action that would be prohibited under the last sentence of Section 2.5(g)(i) had this Agreement been judged in effect.

         Whenever notice of termination is given during the remaining life of this Agreement, Licensee or Grant, as the case may be, and any of its Sub-Licensees shall (a) be entitled to complete the work as scheduled with their customers on any orders requiring Products or Accessory Equipment placed prior to the termination notice, irrespective of the agreed time for performance and
(b) may accept new orders for Threading or Reconstruction of Atlas Bradford Connections on Products or Accessory Equipment derived from quotations dated before the last day of the relevant period on which termination becomes effective, as contemplated in this Agreement, provided that such Atlas Bradford Connections are shipped not later than ninety (90) days from the last day of the life of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed to provide for a license or other rights to use or employ technology or patents inany jurisdiction in which such license or grant of rights would not be lawful and the term of any license granted hereunder with respect to any patent in any jurisdiction shall not extend beyond the expiration date of such patent in such jurisdiction.

SECTION 10.2 SURVIVING OBLIGATIONS

         Neither party shall be relieved of its continuing obligations upon termination of this Agreement. In this regard, subject to the provisions of this
Agreement:

         (a) The parties shall abide by their continuing obligations of confidentiality and non-use of Confidential Information, and shall, on the day of termination, return all Confidential Information, including all copies thereof, which are in their possession or under their control.

         (b) Licensee shall promptly return to Grant all Grant Gauges, Tooling, Proprietary Documentation, Technology and Confidential Information, including all copies thereof, which are in the possession or under control of Licensee.

         (c) Licensee and Grant shall abide by their obligations and indemnity under this Agreement.

SECTION 10.3 INSOLVENCY

         In the event Licensee, its successors or assigns shall become bankrupt or insolvent, or enter into a composition with creditors, or if a receiver shall be appointed, or if any petition or application for reorganization be filed by or against it, then this Agreement may be terminated by Grant. However, Licensee shall not be thereby discharged from any liability to Grant for any amounts due at the time of termination or from antecedent liability and the licenses to Grant shall continue in effect without impairment.

SECTION 10.4 MANUFACTURE OF PRODUCTS IN VIOLATION OF AGREEMENT

         If Licensee or any of the Sub-Licensees that is an Affiliate of the Licensee Threads, Reconstructs or sells any Atlas Bradford Connections on Products or Accessory Equipment in violation of the terms and provisions of this Agreement or uses or applies Technology, Patents or Trademarks in association with products of a type other than those licensed under this Agreement, Grant shall, upon 120 days written notice, be entitled to terminate the licenses granted by it under this Agreement; provided, however if such breach is cured within such time period Grant may not terminate the licenses; provided further, however, that if Licensee or any Sub-Licensee that is an Affiliate of Licensee within 18 months thereafter again violate the terms and conditions of this Agreement, Grant may, upon written notice, immediately terminate all licenses granted by it hereunder without any cure period. Licensee shall also be liable to Grant for all damages of every nature resulting from such violations of this Agreement or the Affiliates Agreement by Licensee's Affiliates, and further, Licensee agrees that it shall be subject to an injunction of the appropriate court against any further such violations without the requirement to prove an inadequate remedy at law or obligation to post bond or similar security.

SECTION 10.5 BREACH OF OTHER OBLIGATIONS

         If either party shall fail to observe or perform any of its material promises, agreements, or undertakings under this Agreement or a party's Affiliate fails to observe any of its material promises, agreements or undertakings under the Affiliates Agreement, and fails to remedy any such breach within one hundred and twenty (120) days of notice to do so from the other party, then the aggrieved party may, upon expiration of the one hundred and twenty (120) days notice period, give written notice of termination of the licenses granted by such party under this Agreement either forthwith or at a future date designated by the aggrieved party. The parties agree that, without prejudice to any indemnification rights they may be entitled to, the party in breach of its obligations shall be subject to an injunction of the appropriate court against any further such violations without the requirement to prove an inadequate remedy at law or obligation to post bond or similar security.

                               ARTICLE 11. NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          GRANT                                                LICENSEE
Attention: Rich DeLange                               Attention: Pedro Minaudo

Grant Prideco, Inc.                                   Simini 250

P.O. Box 60865                                        2804 Campana, Provincia de Buenos Aires

Houston, TX 77025-0865                                Argentina

Facsimile No.: 281 774 4535                           Facsimile No.: (54489) 3-3227

with a copy to: John C. Coble                         Telephone No.:

Facsimile No.: 281 774 4569

Telephone No.: 281 774 4505


and copy to:

Curtis W. Huff                                        Cristian J. P. Mitrani
EVI Weatherford, Inc.                                 Leandro N. Alem 1067, piso 25
5 Post Oak Park, Suite 1760                           1001 Buenos Aires
Houston, TX 77027                                     Argentina
Facsimile No.:  (713) 297-8488                        Facsimile No.: (541) 310-1045
Telephone No.:  (713) 297-8400                        Telephone No.: (541) 318-2389


                        ARTICLE 12. GOVERNMENTAL APPROVAL

SECTION 12.1      US EXPORT CONTROL REGULATIONS

         Grant's obligations under this Agreement are subject to the export control regulations of the government of the United States of America, the European Union and other applicable governments. Compliance of the parties with such export control Regulations is a condition of this Agreement. Nothing contained in this Agreement shall be deemed to have granted any rights contrary to such laws or Regulations.

SECTION 12.2      REGISTRATION OF AGREEMENT

         Promptly upon execution and delivery of this Agreement, Licensee shall register, if required, this Agreement in the appropriate departments, agencies, and/or offices of government within the Territories, and shall gain all necessary approvals as may be required by law in the Territories.

SECTION 12.3      COOPERATION TO OBTAIN APPROVALS AND LICENSES

         Grant and Licensee shall cooperate in obtaining any approvals or licenses which may be required in connection with the implementation of any portion of this Agreement.

                            ARTICLE 13. FORCE MAJEURE

         If performance of this Agreement or of any obligation under this Agreement, except payment of moneys due and maintaining information and documents in confidence, is prevented, restricted or interfered with by acts of government, war, rebellion, riot, labor unrest, unavailability of materials, Acts of God, or any other force, act or condition beyond the reasonable control of the parties ("Force Majeure"), the party affected by Force Majeure shall be excused from such performance to the extent of such prevention, restriction or interference, provided that the party so affected promptly notifies the other party of the Force Majeure condition, uses its best efforts to avoid or remove the Force Majeure condition, and continues performance under this Agreement with utmost dispatch when such Force Majeure condition is removed. In the event a Force Majeure condition results in suspension of performance under this Agreement for a continuous period of one year or more, the party not affected by the Force Majeure condition may terminate this agreement by giving the affected party written notice of termination.

                     ARTICLE 14. GOVERNING LAW; CONSTRUCTION

SECTION 14.1 GOVERNING LAW

         This Agreement shall be deemed made pursuant to, and shall be governed by the laws of the State of New York, except the conflict of laws provisions thereof.

SECTION 14.2 SEVERABILITY

         Both parties expressly agree that it is not the intention of either party to violate any public policy, statue or common law; and if any provision(s) of this Agreement shall be held to be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction within which the Agreement is to be performed, or if any appropriate government agency or authority shall require the parties to delete any provision of this Agreement, such invalidity, illegality, enforceability or deletion shall not impair or affect the remaining provisions of this Agreement, so long as the material purposes of this Agreement can be determined and effectuated. The parties shall endeavor in good faith negotiations to replace the invalid, illegal, unenforceable or deleted provisions by valid provisions, the effect of which comes as close as legally possible to the intention of the parties upon entering into this Agreement.

SECTION 14.3 NON WAIVER

         The failure of one party hereto to enforce at any time any of the provisions of this Agreement, or exercise any rights or any elections herein provided, shall in no way be considered to be a waiver of such provisions, rights or elections or in any way to affect the validity of this Agreement. The exercise by said party of any rights or any elections under the terms of this Agreement shall not preclude or prejudice said party from exercising the same or any other rights or elections it may have under this Agreement.

                             ARTICLE 15. ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns, provided that the assignor shall remain liable to the other party for the obligations arising under this Agreement. Notwithstanding the foregoing Licensee may not assign its rights, directly or indirectly, by merger, sale of assets, conversion or a change in control of Licensee, to any person or entity that directly or through an Affiliate Threads, Reconstructs or sells Connections on Products and Accessory Equipment in the Grant Territory. Further any such assignment shall, at the election of Grant, be void or result in an immediate termination of the licenses granted hereunder to Licensee.

                       ARTICLE 16. SETTLEMENT OF DISPUTES

         If, during the term of this Agreement or after its termination, disputes, controversies, claims or differences arising out or relating to this Agreement (including any questions as to the existence, validity, termination, discharge, breach or enforceability of this Agreement and of this arbitration clause), arise between Grant and Licensee, the parties shall take every reasonable effort to negotiate an amicable settlement. In the event the parties are unable to reach a settlement within thirty (30) days after notice by any of the parties is given to the other party acknowledging the existence of a dispute to be solved in accordance with the provisions of this section, then either party may request arbitration pursuant to the then current rules of the International Chamber of Commerce domiciled in Paris for arbitration in accordance with the rules of said organization. Each party shall appoint one arbitrator of its choice, and the two appointed arbitrators shall appoint a third arbitrator. A decision agreed to by at least two of the arbitrators shall be the decision of the Arbitration proceeding. In the event either party fails to appoint an arbitrator or in the event no agreement is reached between the two arbitrators as to the appointment of the third arbitrator in accordance with the foregoing provisions, such arbitrator or arbitrators shall be appointed, upon application of the interested party, by the Court of Arbitration of the International Chamber of Commerce. Unless the parties agree otherwise, the site of the arbitration shall be New York, New York. Arbitration proceedings shall be conducted in the English language. Any decision or award of the arbitrators shall be based solely on the provisions of this Agreement, provided, however, that to the extent that the subject matter for the decision or award is not provided for in such provisions, the decision or award shall be based upon the controlling law of this Agreement, excluding the conflicts of laws provisions thereof. The arbitrators shall not be requested nor shall they have the power to render any decision or award except in accordance with the preceding sentence. The award rendered in any arbitration commenced hereunder shall be final and conclusive and judgment thereon may be entered in any court having jurisdiction for its enforcement. Neither party shall appeal to any court from the decision of the arbitration panel. In addition, except for injunctive relief in aid of arbitration, neither party shall have any right to commence or maintain any suit or legal proceeding concerning a dispute hereunder until the dispute has been determined in accordance with the arbitration procedure provided for herein and then only for enforcement of the award rendered in such arbitration. Pending settlement of any dispute, the parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an award rendered in an arbitration settling such dispute. A party may be entitled to receive injunctive relief from a court of competent jurisdiction in aid of arbitration.

                            ARTICLE 17. MISCELLANEOUS

SECTION 17.1 EXISTING LICENSES

         (a) Non Renewal and Termination

                  (i) Except as provided herein, including without limitation Grant's rights to make Distribution Sales and International Company Sales and the rights of customers and distributors as provided in Sections 2.3 and 2.8, Grant shall refrain from renewing and shall promptly terminate or assign all licenses with respect to the Technology and Patents granted to other Persons for the Threading, Reconstruction of Atlas Bradford Oil Field Connections on Products or Accessory Equipment outside of the Grant Territory; provided, however, Grant will not be obligated to terminate any license under conditions where Grant would suffer financial loss unless Licensee indemnifies Grant for any such loss in a manner satisfactory to Grant.

                  (ii) Except as provided herein, including without limitation Grant's rights to make Distribution Sales and International Company Sales and the rights of customers and distributors as provided in Sections 2.3 and 2.8, Grant shall refrain from renewing and shall promptly terminate all licenses with respect to the Technology and Patents granted to other Persons for Threading, Reconstruction or sale of Atlas Bradford Oil Field Connections on Products within the Grant Territory but only with respect to the Threading, Reconstruction or sale of Atlas Bradford Oil Field Connections on Products for use outside of such territory.

                  (iii) The foregoing provisions of this Section 17.1 shall not apply to any licenses relating to the sale of Atlas Bradford Oil Field Connections by any distributor located in the Grant Territory (other than any United States steel mill) or any use licenses granted to customers and end users.

                  (iv) Grant agrees to provide to Licensee within two weeks from the date hereof a list, together with copies thereof, of all licenses currently existing and in effect granted by Grant with respect to the right to Thread, Reconstruct or sell Atlas Bradford Oil Field Connections on Products and Accessory Equipment in the Exclusive Territory and in the Grant Territory for use in the Exclusive Territory excluding (i) licenses to sell granted to distributors, (ii) rights of customers and end users to use and resale Products and Accessory Equipment and (iii) those licenses that may be terminated by Grant prior to the Effective Date.

         (b) Amendment

         Grant shall use reasonable efforts to have its current licenses with other Persons to be amended in order to avoid any conflict with this Agreement.

         (c) Information and Evidence of Performance

         Upon Licensee's request Grant shall disclose to Licensee the material license terms of all of its existing licenses related to the Exclusive Territories covering the Threading, Reconstruction or sale of Atlas Bradford Oil Field Connections on Products and Accessory Equipment and shall give reasonable evidence of having complied with the undertakings made in the preceding subsections (a) and (b).

         (d) Exception

         The obligations of Grant set forth in this Section 17.1 shall not apply to (i) the rights of any distributor, customer or end user, (ii) the Citra License, (iii) the rights of OCTL described herein and (iv) the rights of Citra Grant described herein.

SECTION 17.2 ENTIRE AGREEMENT

         This Agreement contains the entire Agreement between the parties applying to the matters herein contained and has been entered into relying only upon the provisions contained herein and not upon any other representation by either of the parties. This Agreement supersedes all representations, agreement, statements and understandings whether written or oral, relating to such matters made prior to execution of this Agreement. This Agreement can only be amended by an agreement in writing executed by all the parties hereto. This Agreement may not be modified, supplemented, explained or waived except as agreed to in a writing executed by both parties.

SECTION 17.3 HEADINGS

         The headings used in this Agreement are inserted for convenience and identification only, and are not intended to describe, interpret, define, or limit the scope, extent or intention of this Agreement or any provision hereof.

SECTION 17.4 CHOICE OF LANGUAGE

         This Agreement has been prepared in English and, notwithstanding any translation of this Agreement into any other language, the English version of this Agreement shall control in all respects.

SECTION 17.5 NO PARTNERSHIPS

         Nothing contained in this Agreement shall be construed to constitute a partnership or other similar relationship between Grant, Licensee or any of their respective Affiliates nor to confer any fiduciary or similar relationship between Grant, Licensee or any of their respective Affiliates.

         IN WITNESS WHEREOF, each party has caused this Agreement in multiple original to be subscribed by duly authorized representative on the Effective Date.

         GRANT PRIDECO, INC.                         DST DISTRIBUTORS OF STEEL
                                                             TUBES LIMITED

By: /s/ [Illegible]                           By: /s/ [Illegible]
    --------------------------                    ------------------------------

                               GRANT PRIDECO, INC.
                     DST DISTRIBUTORS OF STEEL TUBES LIMITED

                       MASTER TECHNOLOGY LICENSE AGREEMENT

                                  SCHEDULE "C"

                                   DEFINITIONS

"ACCESSORY EQUIPMENT" means crossovers, connectors, pup joints, liner hangers, landing nipples, packers, packer stringers, end line pressure control equipment, safety valves, gas lift valve mandrels, lift plugs, lift caps, hydrostatic test plugs, hydrostatic test caps, handling plugs, handling caps, discharge head hangers, float shoes, float guides, float collars, flow couplings collars blast joints, tubing anchors, side pocket mandrels, couplings and similar equipment.

"AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Dalmine, Siderca and Tamsa and their respective Affiliates and successors and assigns shall be deemed Affiliates of Licensee. OCTL, Citra Tubindo and Citra Grant, and any entity controlled by them, shall not be considered Affiliates of Grant.

"ATLAS BRADFORD CONNECTIONS" mean the current line of Atlas Bradford Connections described in Exhibit A and any additions or modifications made to that product line in the future.

"ATLAS BRADFORD OIL FIELD CONNECTIONS" mean Oil Field Connections that utilize an Atlas Bradford Connection.

"CONNECTIONS" mean premium connections for Products and Accessory Equipment and shall specifically exclude API and similar connections.

"DESIGNATED ACCESSORY EQUIPMENT" means crossovers, couplings and pup joints.

"DISTRIBUTION SALES" means any sale in the Grant Territory to a distributor or agent of Grant or any of its Affiliates or Grant Licensees of any Atlas Bradford Oil Field Connections on Products that have been Threaded or Reconstructed to the extent that such Atlas Bradford Oil Field Connection is sold to such distributor for its inventory as long as Grant or the Grant Affiliate, as the case may be, is not advised by the distributor or agent that the Product to which such Atlas Bradford Connection is placed is destined for use in a part of the Exclusive Territories; provided that a Distribution Sale shall not include a sale of a Product with an Atlas Bradford Oil Field Connection that is to be resold by the distributor in the Home Territories or the sale of an item of Designated Accessory Equipment with an Atlas Bradford Oil Field Connection that is to be resold in Mexico.

"EFFECTIVE DATE" means the date on which the purchase by Pridecomex Holding, S.A. de C.V. of the stock of TF de Mexico, S.A. de C.V. pursuant to the Stock Purchase Agreement dated as of June 19, 1998, between EVI Weatherford, Inc., Pridecomex Holding, S.A. de C.V., Tamsa and Tamsider S.A. de C.V. is consummated.

"EXCLUSIVE TERRITORY" means the world except Canada and the United States of America and their respective offshore waters (including any country or jurisdiction that may in the future lie within such areas).

"GAUGES", with respect to a party, means such party's proprietary gauges and gauge tools necessary for the other party to Thread or Reconstruct Atlas Bradford Connections on Products and Accessory Equipment pursuant to the licenses granted hereunder to it.

"GRANT" means Grant Prideco, Inc.

"GRANT LICENSEES" means any Person to whom Grant or a Grant Affiliate has licensed rights to Thread, Reconstruct and/or sell Atlas Bradford Oil Field Connections on Products or Accessory Equipment in accordance with this Agreement.

"GRANT TERRITORY" means the United States of America, Canada and their respective offshore waters and territories (including any country or jurisdiction that may in the future lie within the current territorial boundaries of the United States of America, Canada and its respective offshore waters and territories).

"HOME TERRITORY" means Mexico, Argentina and Italy and their respective offshore waters and territories (including any country or jurisdiction that may in the future lie within the current territorial bodies of Mexico, Argentina and Italy and their respective offshore waters and territories).

"INTERNATIONAL COMPANY SALES" means any sale in the Grant Territory of Atlas Bradford Connections that have been Threaded or Reconstructed on a Product or an item of Accessory Equipment for an international contractor or exploration and development company or similar entity that may purchase Products and Accessory Equipment with Atlas Bradford Connections for use within its own organization without reference to a specific location nor knowledge by Grant or the Affiliate of Grant, as the case may be, of such specific locations.

"LICENSEE" means DST Distributors of Steel Tubes Limited.

"NEW GRANT CONNECTIONS" means any newly designed or acquired Oil Field Connections for carbon and chromium steel Products and Accessory Equipment in which Grant or its Affiliates may acquire an interest in the future excluding any XL Technology or any Connection the rights to

Thread, Reconstruct or sale are acquired pursuant to a license to Grant or one or more of its Affiliates.

"NON-EXCLUSIVE TERRITORY" means the world, excluding the United States of America and its offshore waters and territories (including any country or jurisdiction that may in the future lie within such areas).

"OIL FIELD CONNECTIONS" mean Connections for (i) carbon and chromium steel tubular Products having an outside diameter of less than 20" and designed for the production of crude oil and (ii) Accessory Equipment; provided "Oil Field Connections" shall specifically exclude (a) API and similar connections, (b) Connections utilizing XL Technology and (c) Connections used for marine Products and drill pipe. Chromium steel shall include, but not be limited to, 13% Cr, Super 13% Cr, 22% Cr, Duplex and Super Duplex. "Products" shall not include connections for tubular components and Accessory Equipment made of titanium, graphite, nickel, nickel steel, composite materials, bimetallic lined, or other non-carbon steel materials.

"PATENTS" means all patents and patent applications relating to the Threading or Reconstruction of Atlas Bradford Oil Field Connections on Products and Accessory Equipment described in Schedule "A" and future patents and patent applications to the extent added as provided in this Agreement.

"PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"PRODUCTS" mean tubular products, excluding drill pipe.

"PROPRIETARY DOCUMENTATION" means any drawing or document, in either man-readable or machine-readable form, or any tangible thing which is the property of the parties, including without limitation all price lists, discount sheets, customer lists, supplier lists, quotations, analytical data, market data, engineering data, drawings, computer software, manuals, specifications, standards, designs, methods, procedures, techniques, formulations, instruments, and other business and technical information in tangible form which are the property of either of the parties.

"RECONSTRUCT" means recutting a worn or damaged thread for Atlas Bradford Connections on Products and Accessory Equipment.

"TECHNOLOGY" means all current (and future to the extent provided in this Agreement) technical information which Grant has the right to license in the Licensee Territories and which is reasonably necessary for Licensee to Thread or Reconstruct Atlas Bradford Oil Field Connections on Products and Accessory Equipment, including Grant data, methods, procedures, specifications, standards, drawings, know how, manuals, Proprietary Documentation and Confidential Information. Notwithstanding the foregoing, Technology shall not include any XL Technology.


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"TERRITORIES" means the Exclusive Territory and the Non-Exclusive Territory.

"THREAD" and "THREADING" means the processes of cutting threads embodying the technology and patents licensed hereunder.

"TOOLING" means tooling and accessories made to a party's specification (either by a party hereto or any other Person) for use in Threading or Reconstruction of Atlas Bradford Connections on Products or Accessory Equipment in accordance with a party's technology or patents, including without limitation thread form inserts, groove tools, Teflon seal rings, thread protectors.

"TRADEMARKS" means those current trademarks and trade names listed in Schedule "B" and any future trademarks and trade names that may identify Atlas Bradford Connections which are or may be the subject of a license under this Agreement, both registered and unregistered.

"XL TECHNOLOGY" means the technology, patents and other intellectual property currently owned or utilized by XLS Systems, Inc. or to which XLS Systems, Inc. and its subsidiaries has a right or license to use or exploit, including all technology relating to the Connections currently Threaded and Reconstructed by it and the technology, patents and know-how licensed to or by it under its license agreement with Hydril Company.

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